Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-174020, 333-174022 and 333-174023 on Form S-3 and Registration Statement No. 333-166267 on Form S-8 of Excel Trust, Inc. of our report dated May 14, 2012, relating to the statement of revenues and certain expenses for the Promenade Corporate Center for the year ended December 31, 2011 (which report on the statement of revenues and certain expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement) appearing in this Current Report on Form 8-K of Excel Trust, Inc.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA
May 14, 2012